Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2009 in the Registration Statement (Form S-1) and related Prospectus of Codexis, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California

December 28, 2009